Exhibit 99.1

Contact: Geoffrey Buscher

SBG Investor Relations

919-526-1444

IR@xerium.com

XERIUM TECHNOLOGIES REPORTS FIRST QUARTER RESULTS

Innovation Continues to Spur Growth, Adjusted EBITDA Grows Faster than Revenue

RALEIGH, N.C., May 4, 2011 – Xerium Technologies, Inc. (NYSE: XRM), a leading global manufacturer of industrial textiles and roll covers used primarily in the paper production process, today reported results for its first quarter ended March 31, 2011.

“Both segments of our business exceeded our expectations for increased demand in our global markets,” said Stephen R. Light, President, Chief Executive Officer and Chairman. “I believe we are growing stronger in the marketplace, as net sales from new product introductions keep growing and now account for more than 40% of total net sales. That is up from less than 20% in 2008 and more than two thirds of the way towards our 2012 target of 60%. We continue to invest in research and development as the lifeblood of our Company, as we introduce patented products that boost customer productivity and return on investment, while further advancing our position as a leader in technology innovation and application in both clothing and rolls.”

FIRST QUARTER FINANCIAL HIGHLIGHTS

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Net sales for the 2011 first quarter were $143.2 million, a 6.1% increase from net sales for the 2010 first quarter of $135.0 million. Excluding currency effects shown in the table below, first quarter 2011 net sales increased 5.1% from the first quarter of 2010, with increases of 4.7% and 5.8% in the clothing and roll covers segments, respectively.

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Gross margin improved 4.3% to $53.9 million for the first quarter of 2011 from $51.7 million for the first quarter of 2010, primarily as a result of increased sales volume. As a percentage of net sales, gross margins declined to 37.7% of revenues for the first quarter of 2011 from 38.3% of revenues for the first quarter of 2010, principally due to the mix of lower margin clothing and roll products and services as well as increased material and freight costs related to higher cost petroleum based materials.

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The Company’s operating expenses (selling, general and administrative, restructuring and impairments and research and development expenses) of $40.2 million for the first quarter of 2011 declined by $9.1 million, or 18.5%, from operating expenses of $49.3 million in the first quarter of 2010. The decrease in operating expenses during the first quarter of 2011 is primarily the net result of the following:

•	A decrease of $9.5 million in consulting, legal and bank fees related to the Company’s restructuring of its credit issues in 2010.

•	A decrease in restructuring and impairment expenses of $1.4 million in the first quarter of 2011 as compared to the first quarter of 2010, primarily as a result of reduced activity.

•	A decrease in stock based compensation expense of $1.1 million.

•	An increase of $1.5 million in selling expenses, principally due to increased salaries and commissions.

•	An increase in bad debt expense of $0.8 million in the current quarter, primarily a result of a change in estimate implemented in the first quarter of 2010.

•	Unfavorable foreign currency impact of $0.6 million.

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Income tax, as a percentage of pretax income, was 84% for the first quarter of 2011. The increase in the quarter ended March 31, 2011 from the quarter ended March 31, 2010 was principally due to increased income being earned in 2011 as compared with 2010 in the jurisdictions where we currently pay income taxes. We continue to incur net operating losses both domestically and in certain foreign jurisdictions for which no corresponding tax benefits are recognized as the losses are fully reserved for financial accounting purposes.

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Net income for the first quarter of 2011 was $0.6 million or $.04 per share, compared to a net loss of $30.2 million or $(12.05) per share for the first quarter of 2010. In addition to the items noted above, the increase in net income is due to: (1) a decrease in interest expense of $5.8 million from the first quarter of 2010 to the current quarter and (2) reorganization items of $14.4 million incurred in the first quarter of 2010 for which there were none in the current quarter. The disproportionate impact on earnings per share was due to the increase from 2.5 million diluted shares for the three months ended March 31, 2010 to 16.6 million diluted shares for the three months ended March 31, 2011. This increase in diluted shares was due to the reorganization that took place in 2010.

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Adjusted EBITDA (as defined by the Company’s existing credit facility which was entered into on May 25, 2010) increased 6.5% or $1.6 million to $26.1 million in the current quarter from $24.5 million in the first quarter of 2010. See “Non-GAAP Financial Measures” below for further discussion.

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Unrestricted cash on hand at March 31, 2011 was $32.8 million, compared to $38.7 million at December 31, 2010 and $21.9 million at March 31, 2010. The decrease in the unrestricted cash balance from December 31, 2010 is primarily due to increased accounts receivable and inventories. Accounts receivable increased due to strong sales recorded late in the quarter while inventories increased in support of volume growth, anticipated demand and advanced raw material purchases ahead of oil price driven increases.

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Total bank debt at March 31, 2011 was $488.2 million, an increase of $6.8 million from $481.4 million at December 31, 2010 as a result of unfavorable currency effects of $11.0 million, net of principal repayments of $4.2 million.

•	Capital expenditures for the first quarter of 2011 were $4.2 million, consisting of $0.7 million in growth capex and $3.5 million in maintenance capex. That compares to the first quarter of

2010 when the Company reported $2.5 million of capital spending, consisting of $0.4 in growth capex and $2.1 million of maintenance capex. The Company currently targets total capital expenditures for 2011 of approximately $32 million, evenly split between growth and maintenance capex.

SEGMENT INFORMATION

The following table presents net sales for the first quarter of 2011 and 2010 by segment and the effect of currency on first quarter 2011 net sales (dollars in millions):

					Percent Increase in Net Sales from Q1 2010 to Q1
	Net Sales Three			Increase in Q1	2011
	Months Ended March 31		Increase in net sales from Q1	2011 net sales due to		Excluding currency
	2011	2010	2010 to Q1 2011	currency	Total	effects
Clothing	$93.9	$88.6	$5.3	$1.1	6.0%	4.7%
Roll Covers	49.3	46.4	2.9	0.2	6.3%	5.8%

Total	$143.2	$135.0	$8.2	$1.3	6.1%	5.1%

CONFERENCE CALL

The Company plans to hold a conference call to discuss these results tomorrow morning:

Date:	Thursday, May 5, 2011
Start Time:	10:00 a.m. Eastern Time
Domestic Dial-In:	+1-800-638-4930
International Dial-In:	+1-617-614-3944
Passcode:	95941718
Webcast & Slide Presentation:	www.xerium.com/investorrelations

To participate on the call, please dial in at least 10 minutes prior to the scheduled start. A live audio webcast and replay of the call, in addition to a slide presentation, may be found in the investor relations section of the Company’s website at www.xerium.com.

NON-GAAP FINANCIAL MEASURES

This press release includes measures of performance that differ from the Company’s financial results as reported under generally accepted accounting principles (“GAAP”). The Company uses supplementary non-GAAP measures, including EBITDA and Adjusted EBITDA, to assist in evaluating financial performance, specifically in evaluating the ability to service indebtedness and to fund ongoing capital expenditures. The Company’s credit facility includes covenants based upon Adjusted EBITDA. If Adjusted EBITDA declines below certain levels, the Company could go into default under the credit facility or be required to prepay the credit facility. Neither Adjusted EBITDA nor EBITDA should be considered in isolation or as a substitute for income (loss) from operations (as determined in accordance with GAAP).

For additional information regarding non-GAAP financial measures and a reconciliation of such measures to the most comparable financial measures under GAAP, please see below. The information in this press release should be read in conjunction with the financial statements and footnotes contained in our documents to be filed with the Securities and Exchange Commission.

About Xerium Technologies

Xerium Technologies, Inc. (NYSE: XRM) is a leading global manufacturer and supplier of two types of consumable products used primarily in the production of paper-clothing and roll covers. The Company, which operates around the world under a variety of brand names, utilizes a broad portfolio of patented and proprietary technologies to provide customers with tailored solutions and products integral to production, all designed to optimize performance and reduce operational costs. With 31 manufacturing facilities in 14 countries around the world, Xerium has approximately 3,400 employees.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements involving risks and uncertainties, both known and unknown, that may cause actual results to differ materially from those indicated. These risks and uncertainties include the following items: (1) our financial results could be adversely affected by fluctuations in interest rates and currency exchange rates; (2) a sustained downturn in the paper industry, compounded by uncertainty in global economic conditions, could adversely affect our revenues and profitability; (3) market improvement in our industry may occur more slowly than we anticipate or not at all; (4) variations in demand for our products, including our new products, could negatively affect our revenues and profitability; (5) our manufacturing facilities may be required to operate at or near capacity, which could negatively affect our production facilities, customer order lead time, product quality and labor relations; (6) our plans to develop and market new products, enhance operational efficiencies, and reduce costs may not be successful; and (7) the other risks and uncertainties discussed elsewhere in this press release, our Form 10-K for the year ended December 31, 2010, and our subsequent SEC filings. If any of these risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary significantly from what we projected. Any forward-looking statement in this press release reflects our current views with respect to future events. We assume no obligation to publicly update or revise these forward-looking statements for any reason, whether as a result of new information, future events, or otherwise. As discussed above, we are subject to substantial risks and uncertainties related to current economic conditions, and we encourage investors to refer to our SEC filings for additional information. Copies of these filings are available from the SEC and in the investor relations section of our website at www.xerium.com.

Selected Financial Data Follows

Xerium Technologies, Inc.

Condensed Consolidated Statements of Operations—(Unaudited)

(dollars in thousands, except per share data)

	Three Months Ended March 31,
	2011	2010
Net sales	$143,166	$135,015
Costs and expenses:
Cost of products sold	89,251	83,304
Selling	19,524	18,042
General and administrative	17,380	26,850
Restructuring and impairments	168	1,567
Research and development	3,088	2,868

	129,411	132,631

Income from operations	13,755	2,384
Interest expense, net	(9,854)	(15,644)
Foreign exchange gain (loss)	164	(378)

Income (loss) before reorganization items and provision for income taxes	4,065	(13,638)
Reorganization items	—	(14,383)

Income (loss) before provision for income taxes	4,065	(28,021)
Provision for income taxes	3,418	2,136

Net income (loss)	$647	$(30,157)

Net income (loss) per share:
Basic	$0.04	$(12.05)

Net income (loss) per share:
Diluted	$0.04	$(12.05)

Shares used in computing net income (loss) per share:
Basic	14,988,624	2,502,008

Diluted	16,635,189	2,502,008

Condensed Consolidated Selected Financial Data

	Three Months Ended March 31,
(in thousands)	2011	2010
Balance sheet data (at end of period):
Unrestricted cash and cash equivalents	$32,781	$21,892
Total assets	719,940	658,537
Senior debt	483,168	621,316
Total debt	488,165	628,760
Total stockholders’ equity (deficit)	26,235	(148,488)
Cash flow data:
Net cash (used in) provided by operating activities	$(194)	$4,834
Net cash used in investing activities	(2,572)	(2,456)
Net cash used in financing activities	(4,384)	(3,263)
Other financial data:
Depreciation and amortization	$10,808	$10,451
Capital expenditures	4,190	2,513

NON-GAAP LIQUIDITY MEASURES

The Company uses EBITDA and Adjusted EBITDA as supplementary non-GAAP liquidity measures to assist in evaluating its liquidity and financial performance, specifically its ability to service indebtedness and to fund ongoing capital expenditures. The Amended and Restated Credit Facility includes covenants based on Adjusted EBITDA. If the Company’s Adjusted EBITDA declines below certain levels, the Company may violate the covenants resulting in a default condition under the credit facility or be required to prepay the credit facility. Neither EBITDA nor Adjusted EBITDA should be considered in isolation or as a substitute for income (loss) from operations (as determined in accordance with GAAP).

EBITDA is defined as net income (loss) before interest expense, income tax provision (benefit) and depreciation (including non-cash impairment charges) and amortization.

Adjusted EBITDA is defined in the Amended and Restated Credit Facility as the total of (A) Consolidated Net Income, as defined below, plus (B), without duplication, to the extent that any of the following were deducted in computing consolidated net income: (i) provision for taxes based on income or profits, (ii) consolidated interest expense, (iii) consolidated depreciation and amortization expense, (iv) reserves for inventory in connection with plant closures, (v) consolidated operational restructuring costs, not to exceed $6 million in fiscal year 2011, and $5 million in any of the 2012, 2013, 2014 or 2015 fiscal years, (vi) consolidated financial restructuring costs in connection with the plan of reorganization, (vii) non-cash charges or gains resulting from the application of purchase accounting, including push-down accounting, (viii) non-cash expenses resulting from the granting of common stock, stock options, restricted stock or restricted stock unit awards under equity compensation programs solely with respect to common stock, and cash expenses for compensation mandatorily applied to purchase common stock, (ix) non-cash items related to a change in or adoption of accounting policies, (x) expenses incurred as a result of the repurchase, redemption or retention by us of common stock earned under equity compensation programs solely in order to make withholding tax payments, and (xi) amortization or write-offs of deferred financing costs, minus (C) without duplication, to the extent any of the following were included in computing consolidated net income for such period, (i) non-cash gains with respect to the items described in clauses (vii), (viii) and (ix) of clause (B) above and (ii) provisions for tax benefits based on income or profits. Adjusted EBITDA, as defined in the credit facility and calculated below, may not be comparable to similarly titled measurements used by other companies.

Consolidated Net Income is defined as net income (loss) determined on a consolidated basis in accordance with GAAP; provided, however, that the following, without duplication, shall be excluded in determining Consolidated Net Income: (i) any net after-tax extraordinary or non-recurring gains, losses or expenses (less all fees and expenses relating thereto), (ii) the cumulative effect of changes in accounting principles, (iii) any fees and expenses incurred during such period in connection with the issuance or repayment of indebtedness, any refinancing transaction or amendment or modification of any debt instrument, in each case, as permitted under the Amended and Restated Credit Facility and (iv) any gains resulting from the returned surplus assets of any pension plan.

The following table provides reconciliation from net income (loss), which is the most directly comparable GAAP financial measure, to EBITDA and Adjusted EBITDA.

	Three Months Ended March 31,
(in thousands)	2011	2010
Net income (loss)	$647	$(30,157)
Income tax provision	3,418	2,136
Interest expense, net	9,854	15.644
Depreciation and amortization	10,808	10,451

EBITDA	24,727	(1,926)
Financial restructuring costs	—	9,563
Write-off of deferred financing costs as “reorganization items”	—	14,283
Non-cash compensation and related expenses	1,250	2,389
Operational restructuring expenses	168	1,567
Non-cash change in accounting method	—	(1,400)

Adjusted EBITDA	$26,145	$24,476